Exhibit 10.1

313 Acquisition LLC
APX Group, Inc.
4931 N. 300 W.
Provo, UT 84604
May 2, 2016

Mr. David Bywater
Re: Leave of Absence
Mr. Bywater:
Reference is made to the Management Subscription Agreement (Incentive Units) (the “Subscription Agreement”) that you entered into with 313 Acquisition LLC (the “Company”) under the 313 Acquisition LLC Unit Plan (the “Plan”), each and any agreement you entered into pursuant thereto, and the letter regarding post-termination vesting delivered to you on March 8, 2016 (together with the Subscription Agreement, and the Plan, collectively, your “Equity Agreements”), and the employment agreement entered into by and between you and APX Group, Inc. (together with its affiliates other than Vivint Solar, Inc., “APX Group”) as of March 8, 2016 (the “Employment Agreement”). Capitalized terms used but not defined in this letter shall have the meanings ascribed such terms in the Agreements.
The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your leave of absence from your employment with APX Group at the request of APX Group (the “Leave of Absence”) while you serve as interim chief executive officer of Vivint Solar, Inc. (“Vivint Solar”, and such appointment, the “Interim Appointment”).

Duration of Leave of Absence:
Your leave of absence shall be effective immediately, and will continue until you cease to be the interim chief executive officer of Vivint Solar (such period, the “Absence Period”). Following the last day of the Absence Period, you will resume active, full-time employment with APX Group, subject to and in accordance with, the Employment Agreement.

Compensation During Leave of Absence:
During the Absence Period, you will not be entitled to a Base Salary pursuant to Section 3(a) of the Employment Agreement. The Leave of Absence will not affect your eligibility to earn an Annual Bonus in respect of the 2016 fiscal year in accordance with Section 3(b) of the Employment Agreement, and your Annual Bonus in respect of 2016, if any, will not be prorated as a result of the Absence Period.

Equity Incentive Awards:
For the purposes of vesting and any repurchase rights with respect to your Incentive Units, your employment with Vivint Solar during the Absence Period shall be deemed employment with APX Group, and the Leave of Absence shall not constitute a termination of your employment with APX Group. If, for any reason, you do not return to active employment with APX Group following the last day of the Absence Period, your last day of employment for the purposes of the Incentive Units shall be the last day of the Absence Period.

Employee Benefits:
During the Absence Period, subject to applicable law, you will continue to be eligible to participate in the employee benefit programs of APX Group, including any health, dental, life and disability insurance benefits.

Employment Relationship:
As a reminder, your employment with APX Group is for no specific period of time and continues to be “at will,” meaning that either you or APX Group may terminate your employment at any time and for any reason, with or without notice or cause, including during the Absence Period (subject to the terms and conditions of your Employment Agreement).

During the Absence Period, you will be relived of your duties to APX Group under your Employment Agreement, except as otherwise agreed to from time to time by you and the President of APX Group. Your Employment Agreement will continue in full force and effect, except as expressly set forth and agreed to in this Agreement with respect to your position, duties, and authority under your Employment Agreement and your Base Salary during the Absence Period.

Miscellaneous:
Except as is provided in this letter, the Equity Agreements and the Employment Agreement shall remain unchanged and continue in full force and effect. This agreement will be construed and interpreted in accordance with the laws of the State of Utah, without reference to the choice of law provisions thereof.

[Signatures follow]

Sincerely,

313 Acquisition LLC
/s/PeterWallace
By:
Its:

APX Group, Inc.
/s/Peter Wallace
By:
Its:

Agreed and accepted this 2nd day of May, 2016:

/s/ David Bywater__________________________
David Bywater